Henry Klehm III Joins RenaissanceRe Board

Pembroke, Bermuda, May 24, 2006 — RenaissanceRe Holdings Ltd. (NYSE: RNR) today announced that Henry Klehm III, Global Head of Compliance of Deutsche Bank, AG, has been elected to its Board of Directors. The addition of Henry Klehm brings the total number of directors on the RenaissanceRe Board to 11, of which nine are independent.

W. James MacGinnitie, Chairman of the Board of Directors, stated, ‘‘We are pleased to welcome Henry Klehm to our Board of Directors. Henry’s combination of regulatory and commercial experience with leading global financial services companies makes him an excellent addition to our Board.’’ Neill A. Currie, Chief Executive Officer, said, ‘‘Henry’s knowledge, experience and professionalism will be invaluable to our Board as we focus on further expanding our competitive advantages and continuing our efforts to assure our compliance standards at all times reflect prevailing best practices.’’

As Global Head of Compliance, Mr. Klehm, 47, has overall management responsibility at Deutsche Bank for compliance advice, policies, training, monitoring, and internal reviews through a worldwide staff of more than 650 professionals. Before joining Deutsche Bank in 2002, Mr. Klehm was Chief Regulatory Officer and Deputy General Counsel at Prudential Financial. Prior to this, Mr. Klehm spent ten years in increasingly senior positions at the United States Securities and Exchange Commission, rising to the position of Senior Associate Regional Director before returning to the private sector.

Mr. Klehm graduated from Villanova University and the University of Pennsylvania Law School with honors. Upon graduation, he clerked for Judge Daniel H. Huyett, of the U.S. District Court, Eastern District of Pennsylvania.

Mr. Klehm was appointed by the Board for a term to run through the Company's 2007 Annual Meeting of shareholders, at which it is anticipated he will stand for election for a full three-year term.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk business, which includes primary insurance and quota share reinsurance.

Cautionary Statement under ‘‘Safe Harbor’’ Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company's future business prospects. These statements may be considered ‘‘forward-looking.’’ These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the period ending March 31, 2006.

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